Exhibit 99.1


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                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                      Diane Hettwer               Tim Grace
Chief Financial Officer              Analyst Inquiries           Media Inquiries
(212) 692-7200                       (312) 640-6760              (312) 640-6667

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 2, 2004

                  LEXINGTON CORPORATE PROPERTIES TRUST PROVIDES
                          DETAILS ON LEASE WITH VARTEC


New York, NY - November 2, 2004 - Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today reported that VarTec Telecom, Inc. ("VarTec"), one of Lexington's current tenants, filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in the Northern District of Texas.

VarTec leases a 249,452 square foot office property in Dallas, Texas (the "Property"). The lease expires in September, 2015. The annualized base rental revenue from VarTec's lease is approximately $3.5 million. The base rental revenue on the Property accounted for approximately 2.6% of Lexington's total consolidated base rental revenue for the nine months ended September 30, 2004. Should VarTec reject the lease in connection with its bankruptcy and the Property is vacant, Lexington estimates that annual funds from operations will be reduced by approximately $4.7 million, due to lost rental revenue of approximately $3.5 million and estimated Property operating costs of approximately $1.2 million.

As of September 30, 2004, Lexington's non-recourse mortgage note secured by the Property had an outstanding balance of $21.0 million. The note has a fixed interest rate of 7.49%, requires annual debt service of $2.0 million and is scheduled to mature in December, 2012, when a balloon payment of $16.0 million is due. The lender holds a $2.5 million letter of credit issued by Lexington as collateral against the mortgage. In addition, the Property had a net book value of $28.9 million and Lexington had deferred loan costs and deferred lease costs of $0.2 million and $1.3 million, respectively.

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common


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LEXINGTON CORPORATE PROPERTIES TRUST
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shares closed Monday, November 1, 2004, at $22.94 per share. Lexington pays an annualized dividend of $1.40 per share. Additional information about Lexington is available at www.lxp.com

Lexington believes that funds from operations ("FFO") enhances an investor's understanding of Lexington's financial condition, results of operations and cash flows. Lexington believes that FFO is an appropriate, but limited, measure of the performance of an equity REIT. FFO is defined in the April 2002 "White Paper" issued by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." FFO should not be considered an alternative to net income as an indicator of operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity to other consolidated income or cash flow statement data as determined in accordance with GAAP.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) the failure to continue to qualify as a real estate investment trust, (ii) changes in general business and economic conditions, (iii) competition, (iv) increases in real estate construction costs, (v) changes in interest rates, (vi) changes in accessibility of debt and equity capital markets, and (vii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.



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